Exhibit 1.1

AMENDMENT NO. 1 TO SALES AGREEMENT

April 18, 2022

Greenlane Holdings, Inc.
1095 Broken Sound Parkway
Suite 300
Boca Raton, FL 33487

Ladies and Gentlemen:

Greenlane Holdings, Inc., a Delaware corporation (the “Company”), together with Cowen and Company, LLC (“Cowen”), are parties to that certain Sales Agreement dated August 2, 2021 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The Company and Cowen desire to amend the Original Agreement as set forth in this Amendment No. 1 thereto (this “Amendment”) as follows:

1.Section 6(a) is hereby amended and restated in its entirety as follows:

“(a) Compliance with Registration Requirements. The Registration Statement has been declared effective by the Commission under the Securities Act. The Company has complied to the Commission’s satisfaction with all requests of the Commission for additional or supplemental information. No stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose have been instituted or are pending or, to the best knowledge of the Company, contemplated or threatened by the Commission. The Company meets the requirements for use of Form S-3 under the Securities Act. The sale of the Placement Shares hereunder meets the requirements of General Instruction I.B.6 of Form S-3.”

2.The Company hereby represents and warrants to Cowen as follows: as of the closing of trading on the Trading Day immediately prior to the date of this Amendment, the aggregate market value of the outstanding voting and non-voting common equity (as defined in Securities Act Rule 405) of the Company held by persons other than affiliates of the Company (pursuant to Securities Act Rule 144, those that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, the Company) (the “Non-Affiliate Shares”), was equal to $67,513,452 (calculated by multiplying (x) the highest price at which the common equity of the Company closed on the Exchange within sixty (60) days of the date of this Amendment times (y) the number of Non-Affiliate Shares).”

3.With respect to issuances of Placement Shares that occur on or after the date this Amendment become effective, reference to the “ATM Prospectus Supplement” in the Original Agreement shall refer to the prospectus supplement filed with the Securities and Exchange Commission by the Company on April 18, 2022.

5. All references to “August 2, 2021” set forth in Schedule 1 and Exhibit 7(m) of the Original Agreement are revised to read “August 2, 2021 (as amended by Amendment No. 1, dated April 18, 2022)”.

6. Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

7. This Amendment together with the Original Agreement (including all exhibits attached hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Amendment nor any term hereof may be amended except pursuant to a written instrument executed by the Company and Cowen. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

8. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW.

9. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission or electronic transmission (e.g., PDF).

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If the foregoing correctly sets forth the understanding between the Company and Cowen, please so indicate in the space provided below for that purpose, whereupon this Amendment shall constitute a binding amendment to the Original Agreement between the Company and Cowen.

Very truly yours,

COWEN AND COMPANY, LLC

By:	/s/ Gavin O’Reilly
Name: Gavin O’Reilly
Title: Managing Director

ACCEPTED as of the date first-above written:

GREENLANE HOLDINGS, INC.

By:	/s/ William Mote
Name: William Mote
Title: Chief Financial Officer